BOARD REPRESENTATION AGREEMENT

Macatawa Bank Corporation

        This BOARD REPRESENTATION AGREEMENT (“Agreement”) is made this 5th day of November, 2008, by and among Macatawa Bank Corporation, a Michigan corporation and registered financial holding company (“Macatawa”), and White Bay Capital, LLC, a Michigan limited liability company (“White Bay”). Macatawa and White Bay are each referred to herein as a “Party” and, collectively, as the “Parties.”

Background

        A.        Pursuant to the terms and conditions of a certain Subscription and Purchase Agreement signed on October 23, 2008 (the “Subscription Agreement”), White Bay submitted its irrevocable subscription for twenty thousand (20,000) shares of Series A Noncumulative Convertible Perpetual Preferred Stock of Macatawa (“Preferred Stock”) for the aggregate purchase price of Twenty Million Dollars ($20,000,000) (the “Subscription”).

        B.        The Parties have discussed granting White Bay the contractual right to representation on the Board of Directors of Macatawa and its Bank (as defined below) equal to White Bay’s percentage beneficial ownership of Macatawa’s common stock, on an as-converted basis, rounded up to the nearest whole director. Macatawa currently has six directors and, in connection with the acceptance of the Subscription, intends to expand the Board of Directors by one member. The Parties have agreed, in accordance with the Marketplace Rules of NASDAQ and the guidance thereunder, to round up this fraction to one director, resulting in White Bay having the contractual right to designate one of the seven board members.

        C.        Macatawa desires to accept the Subscription as of the date hereof and, in connection therewith, the Parties have agreed to enter into this Agreement.

        NOW, THEREFORE, the Parties hereby agree as follows:

        1.        Director Designee. From the date hereof and continuing until such date (if ever) that White Bay ceases to own shares of Preferred Stock and/or shares of Macatawa’s common stock that collectively represent more than three percent (3%) of the voting power of Macatawa, on an as-converted basis:

        (a)        Macatawa shall take all action necessary to cause one person designated by White Bay (such person, together with any successor as set forth in (f) below, the “Designee”) to be elected to the Board of Directors of Macatawa;

        (b)        At each meeting of the shareholders of Macatawa at which directors of Macatawa are to be elected and in each proxy statement relating thereto, Macatawa shall recommend that the shareholders elect the Designee to the Board of Directors of Macatawa;

        (c)        Macatawa shall cause the Designee to be elected to and maintained as a member of the Board of Directors of Macatawa Bank, a Michigan banking corporation and wholly owned subsidiary of Macatawa (the “Bank”);

        (d)        If the Designee is not an employee of Macatawa and is elected to the Board of Directors of Macatawa, such Designee shall be entitled to and shall receive customary cash, equity and other compensation for board service on the same terms and conditions as other non-employee directors of Macatawa;

        (e)        Macatawa shall cause Designee to be added to such Macatawa or Bank board committees as White Bay may request; provided that the Designee is eligible to serve on such committees under applicable SEC, NASDAQ, Federal Reserve Board and other regulations applicable to Macatawa or the Bank; and

        (f)        In the event there is any vacancy on the Board of Directors as a result of the Designee no longer serving as a member of the Board of Directors of Macatawa or the Bank for any reason, Macatawa shall cause such vacancy to be filled by a person designated by White Bay.

        2.        Non-Assignability. The rights of White Bay hereunder shall be deemed personal to White Bay and may not be delegated or assigned to any other party, including by operation of law, without the prior written consent of Macatawa.

        3.        Ratification; Entire Agreement. Except as otherwise specifically provided in this Agreement, the Subscription Agreement is hereby ratified and remains in full force and effect. This Agreement, together with the Subscription Agreement and the Non-Disclosure Agreement previously executed by the Parties and the other documents executed contemporaneously herewith, constitute the entire agreement between the Parties with respect to the matters covered hereby and thereby, and may only be amended by a writing executed by all Parties.

        4.        Bank Regulation. Notwithstanding anything to the contrary in this Agreement, Macatawa’s obligations hereunder shall be subject to any applicable banking regulations or orders by regulatory agencies that would prohibit the Designee from serving on the board (or on any committee of such board) of Macatawa or the Bank. Should such a regulatory issue arise, Macatawa will use its reasonable best efforts to resolve the issue to the reasonable satisfaction of White Bay.

        5.        Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

        6.        Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Michigan, excluding those provisions related to the conflict of laws of different jurisdictions if the effect of the application of those provisions will be to require the application of the laws of a jurisdiction other than the State of Michigan. Each Party consents to the jurisdiction of the state of federal courts in Kent County, Michigan, which will be the sole venue for resolution of all disputes related to this Agreement. THE PARTIES EXPRESSLY WAIVE THE RIGHT TO TRIAL BY JURY IN CONNECTION WITH ANY MATTER ARISING OUT OF OR IN CONNECTION WITH THIS ADDENDUM.

        7.        Effective Date. Notwithstanding anything in this Agreement to the contrary, this Agreement shall not be effective until the later of (i) the Company’s acceptance of the Subscription pursuant to the Subscription Agreement and (ii) the closing of the transaction contemplated by the Subscription Agreement (the “Effective Date”).

        IN WITNESS WHEREOF, the Parties have executed this Board Representation Agreement on the day and year first written above.

COMPANY: Macatawa Bank Corporation By: /s/ Philip J. Koning —————————————— Philip J. Koning Its President	INVESTOR: White Bay Capital, LLC By: /s/ Mark Bugge —————————————— Mark Bugge Attorney in Fact for the Managing Member

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